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                     THE TRAVELERS LIFE AND ANNUITY COMPANY

                                                                   Exhibit 14.01

              CITIGROUP CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

This Citigroup Code of Ethics for Financial Professionals applies to the principal executive officer of Citigroup and its reporting subsidiaries and all professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. Citigroup expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Citigroup Code of Conduct and other policies and procedures adopted by Citigroup that govern the conduct of its employees. This Code of Ethics is intended to supplement the Citigroup Code of Conduct.

You agree to:

         (a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         (b) Avoid conflicts of interest and to disclose to the Director of Citigroup Global Compliance any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

         (c) Take all reasonable measures to protect the confidentiality of non-public information about Citigroup or its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

         (d) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Citigroup or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Citigroup or its subsidiaries;

         (e) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Citigroup or its subsidiaries is a member; and

         (f) Promptly report any possible violation of this Code of Ethics to the Director of Citigroup Global Compliance or any of the parties or channels listed in the Citigroup Code of Conduct.

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Citigroup or its subsidiaries' independent public auditors for the purpose of rendering the financial statements of Citigroup or its subsidiaries misleading.

You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Citigroup.

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                     THE TRAVELERS LIFE AND ANNUITY COMPANY

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Director of Citigroup Global Compliance. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

YOUR PERSONAL COMMITMENT TO THE CITIGROUP CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

I acknowledge that I have received and read the Citigroup Code of Ethics for Financial Professionals, dated February 2003, and understand my obligations as an employee to comply with the Code of Ethics.

I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Please sign here:_______________________________             Date:______________

Please print your name:_________________________

GEID Number:____________________________________

This signed and completed form must be returned to your manager or designated human resources professional.

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